EX-99.23.a.xii


                                   CCMI FUNDS

                                Amendment No. 11
                                       to
                              DECLARATION OF TRUST
                             Dated December 11, 1991


     THIS Declaration of Trust is amended, effective December 8, 2003, as follows:

     A. Strike the first paragraph of Section 5 of Article III in its entirety from the Declaration of Trust and substitute in its place the following:

         Section 5.        Establishment and Designation of Series or Class.
         ---------         -------------------------------------------------

     Without  limiting  the  authority of the Trustees set forth in Article XII,
Section 8, inter alia, to establish and designate any additional series or class or to modify the rights and preferences of any existing Series or Class, the initial series shall be, and are established and designated as:

                       CCMI Bond Fund
                       CCMI Equity Fund
                       CCMI Tax-Exempt North Carolina Bond Fund

     The undersigned hereby certify that the above-stated amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees of the Trust at a meeting on the 8th day of December, 2003.



/s/ Timothy L. Ashburn                             /s/ Ronald C. Tritschler
-----------------------                            -------------------------
Timothy L. Ashburn                                  Ronald C. Tritschler


/s/ Gary E. Hippenstiel                             /s/ Stephen A. Little
-----------------------                             ----------------------
Gary E. Hippenstiel                                 Stephen A. Little


/s/ Daniel Condon
------------------------
Daniel Condon